                                                  ---------------------------

                                                         OMB APPROVAL
                                                  ---------------------------
                                                  OMB Number        3235-0145
                                                  Expires:   October 31, 1997
                                                  Estimated average burden
                                                  hours per response....14.90
                                                  ---------------------------

      SECURITIES AND EXCHANGE COMMISSION
            Washington, D.C. 20549



                              SCHEDULE 13G


            Under the Securities Exchange Act of 1934

                  (Amendment No.  2  )*
                                 ---

        Media Logic, Inc.
-------------------------------------------------------------------------------
                    (Name of Issuer)

        Common Stock
-------------------------------------------------------------------------------
             (Title of Class of Securities)

              58441B-10-0
           -----------------------------
                      (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------               -------------------------------
CUSIP NO. 58441B-10-0                13G        Page  2  of  6   Pages
          -----------                                ---    ---
-------------------------------               -------------------------------


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
1       NAME(S) OF REPORTING PERSON(S)
        S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

        Klaus J. Peter

-----------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  /  /
        Not Applicable.
                                                           (b) /  /
-----------------------------------------------------------------------------
3       SEC USE ONLY


-----------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Dominion of Canada

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
    NUMBER OF               5    SOLE VOTING POWER
     SHARES                      383,700
   BENEFICIALLY             -------------------------------------------------
    OWNED BY                6    SHARED VOTING POWER
      EACH                       -0-
    REPORTING               -------------------------------------------------
     PERSON                 7    SOLE DISPOSITIVE POWER
      WITH                       383,700
                            -------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                 -0-
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          383,700
-----------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-----------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.08%
-----------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

          IN
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
             *SEE INSTRUCTION BEFORE FILLING OUT!

    Item 1(a) Name of Issuer

              Media Logic, Inc.


    Item 1(b) Address of Issuer's Principal Executive Offices

              310 South Street
              Plainville, MA 02762

    Item 2(a) Name of Person Filing

              Klaus J. Peter

    Item 2(b) Address of Principal Business Office or, if none, Residence

              310 South Street
              Plainville, MA 02762

    Item 2(c) State of Organization/Citizenship

              Dominion of Canada

    Item 2(d) Title of Class of Securities

`             Common Stock

    Item 2(e) CUSIP Number

              58441B-10-0

    Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a

         (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

         (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                  Page 3 of 6 pages

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

        (g)  [ ]  Parent Holding Company, in accordance with
                  Section 240.13d-1(b)(1)(ii)(G)

        (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

    Item 4.   Ownership

        (a)  Amount Beneficially Owned:         383,700

        (b)  Percent of Class:   6.08%

        (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:    383,700

           (ii) shared power to vote or to direct the vote:  -0-

           (iii) sole power to dispose or to direct the disposition of: 383,700

           (iv) shared power to dispose or to direct the disposition of: -0-

    Item 5.   Ownership of Five Percent or Less of a Class

              Not Applicable.

    Item 6.   Ownership of More than Five Percent on Behalf of Another Person

              Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not Applicable.



                                  Page 4 of 6 pages

    Item 8.   Identification and Classification of Members of the Group

              Not Applicable.

    Item 9.   Notice of Dissolution of Group

              Not Applicable.

    Item 10.  Certification


              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  Page 5 of 6 pages

    Signature

    After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 14, 1997                     By:  /s/ Klaus J. Peter
                                               --------------------
                                                   Klaus J. Peter